Exhibit 10.6

EQUITY AWARD ACCELERATION AND SHARE RESTRICTION AGREEMENT

This Equity Award Acceleration and Share Restriction Agreement (this “Agreement”) is made and entered into as of December 31, 2015 (the “Effective Date”), by and between BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), and John P. Bonanno (“Holder”).

R E C I T A L S

A. WHEREAS, Holder currently holds the unvested restricted stock awards described on Exhibit 1 attached hereto (collectively, the “Unvested Equity Awards”).

B. WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of October 7, 2015, among the Company, BioMed Realty, L.P. (the “Partnership”) and BRE Edison Holdings, L.P. (“Parent”), BRE Edison L.P. and BRE Edison Acquisition L.P. (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Parent.

C. WHEREAS, the Company has agreed to accelerate the vesting of the Unvested Equity Awards so that such awards shall vest and/or be settled effective as of December 31, 2015, subject to Holder’s execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Holder agree as follows.

1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until the first to occur of (a) the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (b) the date of Holder’s Qualifying Termination (as defined below), provided such Qualifying Termination occurs prior to the Merger Termination Date (as defined below), or (c) the lapse of the Transfer Restrictions set forth herein with respect to all shares of the Company’s common stock (the “Shares”) issued to Holder upon the accelerated vesting of the Unvested Equity Awards. Following the expiration of the term of this Agreement, the Transfer Restrictions, if any, set forth herein shall lapse and no longer apply.

2. ACCELERATED VESTING OF EQUITY AWARDS. Subject to Holder’s continued employment with the Company through December 31, 2015, the vesting of the Unvested Equity Awards shall accelerate and such awards shall become vested and/or settled in Shares effective as of December 31, 2015, in the amounts set forth on Exhibit 1 attached hereto (the “Accelerated Equity Awards”).

3. TRANSFER RESTRICTIONS.

3.1 Unless Holder receives the Company’s prior written consent, the Holder shall not sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of (collectively, “Transfer”) the Shares issued pursuant to the Accelerated Equity Awards, and any attempted Transfer thereof is strictly prohibited and shall be null and void (the “Transfer Restrictions”). Notwithstanding the forgoing sentence, for the avoidance of doubt, the Transfer Restrictions shall not apply to any Transfer expressly contemplated by the Merger Agreement.

3.2 The Transfer Restrictions set forth in Section 3.1 above shall lapse and no longer apply following the date on which the Accelerated Equity Awards would have otherwise vested absent the acceleration of vesting set forth in Section 2 above pursuant to the Company’s 2004 Incentive Award Plan, as amended (the “2004 Plan”), the award agreements issued thereunder pursuant to which such Accelerated Equity Awards were granted (the “Award Agreements”) or the Change in Control and Severance Agreement (as defined below).

3.3 Notwithstanding the forgoing, in the event that the Merger Agreement is terminated pursuant to its terms (the “Merger Termination Date”) or (b) the Closing does not occur prior to April 8, 2016, the Company shall, upon Holder’s written request, waive the Transfer Restrictions to permit Holder’s sale of Shares issued to Holder with respect to the Accelerated Equity Awards to the extent necessary to assist Holder in meeting his or her federal and state income tax obligations arising as a result of the acceleration of the Accelerated Equity Awards, as determined by the Company in its reasonable good faith judgment.

4. Intentionally Deleted.

5. Intentionally Deleted.

6. BEST PAY AGREEMENT. This Agreement shall be subject to the terms and conditions set forth in that certain letter agreement dated as of December 31, 2015, between Holder, the Company and BioMed Realty, L.P. related to certain potential reductions in the compensation payable to Holder in the event that any payment or benefit received or to be received by Holder pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of Holder’s employment) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

7. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings given below:

7.1 “Cause” shall have the meaning given to such term in the Change in Control and Severance Agreement.

7.2 “Change in Control and Severance Agreement” means that certain Change in Control and Severance Agreement, dated as of February 10, 2015, among the Company, the Partnership and Holder, as in effect on the Effective Date.

7.3 “Disability” shall mean the absence of Holder from Holder’s duties with the Company on a full-time basis for ninety (90) consecutive days or on a total of one hundred eighty (180) days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to Holder or Holder’s legal representative.

7.4 “Good Reason” shall have the meaning given to such term in the Change in Control and Severance Agreement.

7.5 “Qualifying Termination” means a termination of Holder’s employment with the Company or any of its subsidiaries as a result of (i) Holder’s termination by the Company or any of its subsidiaries without Cause, (ii) Holder’s voluntary resignation for Good Reason, (iii) Holder’s death, or (iv) Holder’s Disability.

8. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

8.1 Intentionally Deleted.

8.2 Stop-Transfer Instructions. Holder agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Shares have been so transferred.

9. GENERAL PROVISIONS.

9.1 Successors and Assigns, Assignment. The Company may assign any of its rights and obligations under this Agreement. Any assignment of rights and obligations by any other party to this Agreement requires the Company’s prior written consent. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

9.2 Right of Termination Unaffected. Nothing in this Agreement will be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company or any of its subsidiaries or affiliates to terminate Holder’s employment with the Company or any of its subsidiaries or affiliates at any time for any reason or no reason, with or without Cause (it being understood that this Section 9.2 shall have no effect on the effectiveness of, and the obligations of the Company under, the 2004 Plan, the Award Agreements or the Change in Control and Severance Agreement).

9.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws. THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

9.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most recent physical or email address for Holder listed in the Company’s personnel records. By a notice given pursuant to this Section 9.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

9.5 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “Sections” and “Exhibits” will mean “sections” and “exhibits” to this Agreement.

9.6 Amendments and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section 9.6 will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

9.7 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

9.8 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.9 Entire Agreement. This Agreement (together with the other documents referenced therein) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof and thereof.

9.10 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

9.12 Tax Representations. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

9.13 Withholding. All amounts payable to Holder under this Agreement shall be subject to any and all federal, state, local and foreign taxes required to be withheld pursuant to applicable law.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Equity Award Acceleration and Share Restriction Agreement as of the date first written above.

HOLDER:		COMPANY:

JOHN P. BONANNO		BIOMED REALTY TRUST, INC.

By:	/s/ John P. Bonanno	By:	/s/ Jonathan P. Klassen
Name: Jonathan P. Klassen Title: EVP, General Counsel and Secretary
Address:		Address: 17190 Bernardo Center Drive San Diego, CA 92128

LIST OF EXHIBITS

Exhibit 1:	Unvested Equity Awards

EXHIBIT 1

UNVESTED EQUITY AWARDS

Grant Date	Equity Type	Number of Shares to be Accelerated	Vesting Schedule Absent Acceleration
12/9/2011	Restricted Stock	4,617	4,617 shares on 3/1/2016
8/3/2012	Restricted Stock	2,433	2,433 shares on 9/1/2016
1/30/2013	Restricted Stock	6,170	3,085 shares on each of 3/1/2016 and 3/1/2017
7/31/2013	Restricted Stock	7,270	3,635 shares on each of 9/1/2016 and 9/1/2017
1/29/2014	Restricted Stock	10,230	3,410 shares on each of 3/1/2016, 3/1/2017 and 3/1/2018
1/28/2015	Restricted Stock	26,320	6,580 shares on each of 3/1/2016, 3/1/2017, 3/1/2018 and 3/1/2019